Exhibit 23

Consent of Independent Registered Public Accounting Firm

Ortec International, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-80799) of our report dated March 30, 2006, except for Notes 14 and 18 to the consolidated financial statements, as to which the dates are April 14 and 17, 2006, relating to the consolidated financial statements, which appear in this Form 10-KSB. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

New York, New York
April 17, 2006